Exhibit 99.23

ALLIANCE CAPITAL MANAGEMENT

Host:  Valerie Haertel

October 28, 2004/4:00 p.m. CDT

ALLIANCE CAPITAL MANAGEMENT

October 28, 2004

4:00 p.m. CDT

Moderator

Ladies and gentlemen, thank you for standing by. Welcome to the Alliance Capital Third Quarter Earnings call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. Instructions will be given at that time. As a reminder, today’s conference is being recorded.

I would now like to turn the conference over to Valerie Haertel, Director of Investor Relations. Please go ahead.

V. Haertel

Thank you and good afternoon, everyone. Welcome to our Third Quarter Earnings review. I just want to first apologize for getting some of the materials out late to you, as we had technology issues. So, we’re hopeful that you’ll be able to pull the slides off of the Web site. They’re there currently.

As a reminder, this call is being Webcast and supported by the slide presentation I just referenced. That can be found on our Web site at alliancecapital.com. Presenting our quarterly results today are Alliance Capital’s Chief Executive Officer, Lew Sanders and Chief Operating Officer, Jerry Lieberman. Additionally, Bob Joseph, our CFO is present and available to answer questions at the end of the formal remarks.

I would like to take this opportunity to note that some of the information we present today may be forward-looking in nature, and as such is subject to certain SEC rules and regulations regarding disclosure. Our disclosure regarding forward-looking statements can be found on page 2 of our slide presentation and in the risk factors section of our 2003 Form 10-K.

In light of SEC’s Regulation FD, management will be limited in responding to inquiries from investors and analysts in a non-public forum. Therefore, we encourage you to ask all questions of a material nature on this call. At this time, I would like to turn the call over to Jerry Lieberman.

J. Lieberman	Thank you, Valerie, and good afternoon to everyone on the call.

As is our custom, we will begin with a brief overview of the capital markets, which are so essential to how we do financially; a very brief overview of how we performed for our clients, which ultimately is the most important leading indicator for future net flows; and finally, an overview of our financial performance, which of course is of interest to our unit holders. I will then turn the call over to Lew, who will discuss our asset flows, the key trends in our channels, some important comments about our research and investment platforms, as well as comments on the press release that we just issued this afternoon on the sale of our cash management business to Federated Investors.

So let’s begin with market performance. Continued strong economic growth and record levels of corporate profits in the third quarter were overshadowed by the potential consequences of rapidly rising oil prices and unsettling geopolitical developments. Accordingly, as you can see in the display 2, the S&P declined approximately two percent in the quarter and returns in the MSCI EAFA Index were slightly negative. Value stocks once again out performed growth, a trend that has persisted for almost all of the post bubble period.

In contrast to stocks, bonds were quite strong in the third quarter, with the Lehman Aggregate Bond Index returning 3.2%.

Generally speaking, over the last year, equities have performed strongly and fixed income assets have delivered positive returns as well. But virtually all of the gains in equities were in the fourth quarter of 2003.

As you will see when we discuss our investment performance, asset flows mirrored the market sentiment with investment choices somewhat defensive in nature, as Value Equity and Fixed Income sales out performed our Growth services.

So, how did we perform for our clients? If you turn to page three and reference the performance tables in the appendix after the call, you will note that our overall performance was mixed. But with that said, we had some particularly strong performance in our Global & International Value Equity and our Small Cap Growth Equity services. As Lew will elaborate later, flows are following our performance in the services as we continue to focus on expanding our global presence.

Noteworthy, too, has been the investment performance of our Blend Equity investment services; the results for which are shown in a new schedule added to our appendix. These services combine the best of both Alliance’s growth and Bernstein’s value expertise and have highly attractive risk/return attributes. With relatively few firms having comparable expertise, blends provide the firm with the opportunity to differentiate itself from our competitors, both here and abroad.

Now that I’ve provided some highlights on performance, I would like to turn to our financial results, starting with the display on page four. For the third quarter, we announced net income of $153 million as compared to $19 million in last year’s comparable quarter. Fully diluted earnings per unit at the holding company level were $0.52 compared to “zero” last year, when we recorded a charge related to the SEC/NYAG settlement for mutual fund matters and legal proceedings, offsetting virtually all of our earnings. Excluding last year’s charge, our profit margins were down by about two percentage points in the quarter. The decline stemmed from a weak quarter for transaction revenues and performance fees, higher commission expenses and a higher level of G&A expenses, in part a function of unusual items, all partially offset by a decrease in deferred sales commission amortization.

Year-over-year, average AUM increased 11.3% or $49 billion, primarily due to market/capital market appreciation. Revenues for the quarter, however, increased by only 2.8% to $719 million, with advisory fees up only 4% to $498 million.

As you can see on the display on page five, the basic component of advisory fees was up 7.7%, a pace below AUM growth, $17 million of reductions in our Retail Mutual Fund fee rates reduced our net year-to-year increase by nearly 400 basis points.

Also of note was the sharp decrease in transaction charges, which stem from lower Private Client and Institutional Investment Management trading volume this quarter. As you know, trading activity is volatile and unpredictable on a quarter-to-quarter basis.

One item related to transaction charges that I want to mention is that we began implementing just last week an important change in our Private Client fee schedule, which for many clients will eliminate transaction charges for U.S. equity services entirely and increase asset-based fees; an important change that Lew will elaborate on later in this call.

We expect this change to reduce overall costs somewhat for these clients as a group and thus the change will reduce our revenues slightly. On the other hand, it will remove much of the quarter-to-quarter volatility associated with the transaction charge component of revenue.

Going back to page four, we’ll complete our revenue discussion. Note that this year’s third quarter includes $7 million in other revenues related to reporting requirement FIN 46. As you know, FIN 46 has no impact on net income, but its adoption created variances year-over-year in several line item comparisons. Its full effects on third quarter results can be found on page 31 in the appendix.

Other revenue also reflects a decline in shareholder servicing fees; a result of fewer accounts and lower per account charges as we pass savings on to our investors, thereby lowering our total expense ratios.

Institutional Research Services revenues were up 2.5% despite difficult industry conditions. Our market share increased by an amount sufficient to more than offset lower New York Stock Exchange volumes and a decreasing commission rate, a trend that continues as this market becomes increasingly competitive.

Now that I’ve covered the revenues in detail, I would like to talk about expenses, which begin on the display on page six. While revenues were up 2.8%, operating expenses rose by more than 15%. The large increase in expenses reflected some unusual effects stemming from last year’s charges, and a couple of one-time items in the current quarter.

As you can see on page seven, compensation expenses rose by 30.5% to $260 million, much of which is derived from a near doubling of incentive compensation. This increase, however, was entirely attributable to the effects of the market timing charges, which by depressing earnings reduced third quarter 2003 IC accruals by $41 million. Adjusting for this effect, incentive compensation would be flat with last year and total compensation costs up by 8%.

The increase of 9% in Base Compensation reflects merit increases and a change in mix, as we reduced retail back office positions, but increased our investment in our Private Client sales force and strengthened our legal and compliance functions. Our commission expenses increased as a greater number of private client financial advisors qualified for production bonuses and new business volumes rose in both institutional and private client channels. Additionally, higher recruitment fees and higher payroll taxes contributed to the increase of 23.7% in Fringes and Other.

Now that we’ve covered compensation, let’s turn our attention back to page six. Here you can see that promotion and servicing costs declined 5.5%; the result of lower distribution expenses from the continued B share runoff. As we noted last quarter, DSC’s resulting from strong sales of B shares in the 1999/2000 time frame are gradually reaching full amortization and they are not being replaced with newly capitalized costs since B share sales remain quite low by historic standards. This trend will continue to favorably effect reported distribution expenses throughout all of 2005.

The G&A line is the last expense category that I’ll discuss, and again, we’ll give you more detail by turning to page eight. Here you can see that general and administrative expenses increased 26.7% to $107 million. Included in that total is $7 million in minority interest, the principle counterpart to the FIN 46 revenue item that I highlighted earlier. Thus, eliminating this effect from G&A, overall expenses came in at about $100 million, close to the guidance we provided during our second quarter conference call.

The $100 million run rate, however, includes a couple of other unusual items. As expected, we took a $3.5 million charge for the closing of our Scranton facility, the benefits of which will be realized fully in 2005. We recognized as well a $3.5 million impairment in the value of our NYSE and Chicago Exchange seats, a charge that we did not anticipate.

In addition to these one-time items, professional fees grew materially in the quarter, owing in part to $2.5 million in incremental compliance costs, which will likely continue at a higher rate in the fourth quarter before receding in 2005. In a like matter, SOX 404-related expenses were quite high in this quarter, but should drop substantially next year.

Office and Related Expenses rose by 11.4% or $4 million due to higher occupancy costs at our headquarters at 1345. Last quarter, I noted that we were consolidating office space to get everyone in New York under one roof; a process that is still ongoing. As a reminder, we will incur $3 million in lease termination expenses when we vacate our former Bernstein site in the fourth quarter with the rent savings coming in ‘05.

Finally, let’s turn to the display on page nine. Here you can see that Alliance Holding net income is $42 million for the quarter versus zero last year, and our distributions per unit for Alliance Holding will be $0.52 compared to $0.57 last year.

Now, I’ll turn the call over to Lew who will add his insights and color to our business initiatives and results.

L. Sanders

Thank you, Jerry. As Jerry outlined, financial results in the third quarter were generally lackluster. Profit margins, before the effects of the market timing charges we took in ‘03, were down year-on-year, were about level with the second quarter and remain below what we judge to be our long-range potential.

As can be inferred from Jerry’s remarks, however, some relief from high G&A costs, which had been a major source of margin pressure this year, does appear likely in 2005. And you can be sure that as we assemble our plans for next year, careful expense management will continue to have center stage.

But improving profitability is not dominantly a cost issue in this firm. Instead, as I think you all know, it rests primarily on the growth of assets under management in relation to our cost base.

But I want you to know, too, that driving this relationship upward is not an explicit management target. Instead, we see it rising naturally if we do our primary job well, which is to deliver superior investment performance to our clients.

Now in this vital issue, I wanted to digress for a moment and highlight a few points that bear on our strategy. First, we’re big believers in the efficacy and commercial potential of global investment platforms. The opportunity to add return and to management risk in global mandates is, we think, clearly greater than country-specific strategies. Moreover, integrated global investment platforms, by their very design, address a far larger audience than country-bounded ones. And at the same time, they provide the building blocks to drive local strategies to the degree that clients continue to want them, which they’re undoubtedly going to want for some extended period of time.

The potential, then, to leverage intellectual capital using a global construct, is obvious, especially if defined comprehensively, as we do, to include asset classes, both equity and fixed income and investment styles, both growth and value.

Now why dwell on this point during a third quarter conference call on earnings? Because it’s central to understanding the growth dynamics of the firm – now and for the foreseeable future.

Take a look at the data in display 10. As you can see, global and non-U.S. assets under management have accounted for all of the company’s asset growth over the last 12 months, rising some 43% to $159 billion. Note, too, in the lower part of the display, that assets under management for clients domiciled outside of the U.S. are now $112 billion, having risen by 37% over that same 12-month period. In value equity services in the institutional channel, where global penetration is most advanced within the firm, such services now account for more than half of total revenue.

Now, we believe we have clear competitive advantages in the global arena. The sheer scale of the research required to drive a global process is a major barrier to entry as are the technology platforms needed to manage complex, cross-border risks. So, as we look to the future, we see much of our growth sourced from these global investment platforms. And we see a continued high share of the new business coming from offshore clients.

In addition to the effects of globalization, the firm’s growth dynamics are being influenced by a second trend – client acceptance of style blend services. As Jerry noted, these services draw on our heritage: Alliance as a leading factor in the growth space and Bernstein as a leader in value. We packaged these opposing styles together to compete for both global and regional mandates, positioning them as core offerings, but with distinctly superior performance attributes; the superiority deriving from negatively correlating contributions to alpha from the Growth and Value components of the blend. This has the effect of driving down volatility and through rebalancing actually increases returns.

Style blends, for these reasons, are gaining considerable traction, as you can see in display 11. Such services now account for some $44 billion of assets under management. Almost 20 billion of this total is in the private client channel, where style blends are a primary product offering.

Style blending is also employed in our wealth strategy family of multi-asset class mutual funds.

But even more impressive, we think, is our success with institutional clients, especially large ones, which at the outset we didn’t really anticipate. We now manage close to $12 billion in style blend mandates for a broad range of such clients; a figure that is about doubled in the last 12-months and for which business opportunities continue to develop at a robust rate.

Now here again, we see ourselves as having competitive advantages in that few firms are strong in both growth and value. And even fewer have this strength on a global scale. Thus, we remain quite optimistic about our prospects for this array of services.

Now, what’s remarkable is that despite these dynamic sources of growth, the firms overall organic growth remains quite low. Now the reason is clear enough: it’s a high rate of attrition in U.S. large cap growth services. As shown in displays 12 and then 13, net outflows in these services were close to $3 billion in the third quarter, and some $16 billion over the last 12 months. The attrition here is primarily a function of weak investment performance during the last several years, much of which can be traced to the extreme skewness of capital market returns by size and quality during this span. Recent relative returns show some signs of improvement, which if sustained should eventually bring this attrition to an end.

In the meantime, it is worth emphasizing, the rest of our growth service suite continues to perform pretty well, including global and international growth, emerging growth and in the U.S., small, mid and multi-cap growth. So the picture in growth is by no means universally weak. Still, it’s pretty clear that a stabilization in our U.S. large cap growth market position would add quite measurably to the firm’s overall growth rate.

Now, naturally, organic growth by channel reflects all of these trends, so let’s take a look at the results in these terms. As you can see in display 14, net flows accelerated in the institutional channel in the third quarter and exceeded $5 billion. The results benefited, however, from large fixed income inflows from AXA insurance affiliates, the revenues from which are uncertain owing to performance-based fees on some of these mandates.

Aside from AXA, net inflows remain positive, but at a relatively modest annual rate. Again, they were concentrated in global value, international value and style blend services, with attrition in U.S. growth services acting as a partial counterweight.

Results remained quite weak in the retail channel in the third quarter as summarized in display 15.

Now, we think we’re making progress in restoring our brand equity in this channel, but as noted in many prior communications, we’re starting from a low base and it will take considerable time to turn our image around fully. We’re pleased with growing client acceptance of our wealth strategies, multi-asset class, multi-style funds; we’re pleased with the continued good growth in the AllianceBernstein Value Funds; and in Regent, our managed account service. But as in the institutional channel, substantial attrition in Alliance’s traditional growth oriented services continued to more than offset these inflows.

Results were also pressured in the third quarter by outflows in our Lux-based mutual fund, a function of weak industry conditions in the sales of fixed income funds overall to which this business has high relative exposure. In fact, the decline in sales was focused in the ACM American Income Fund, one of the highest rated funds in the market.

Contrast to the Institution and Retail channels, our Private Client business continued to grow strongly in the third quarter, as shown in display 16. Our distribution footprint expansion is on track with new offices now in operation in Boston and Tampa. Philadelphia is scheduled to open this quarter. We’ve approved at least three new offices in 2005, including Atlanta and San Diego. We continue to plan on about doubling our financial advisor force within the U.S. within five years.

Noteworthy, too, is our decision to restructure pricing for this client group; an initiative which we’d begun to roll out this month. Our objective is to improve the transparency and predictability of overall asset management costs to these clients. Thus, as Jerry noted, we’re going to eliminate transaction charges of any kind for U.S. growth in value equities, except for very large clients, whose arrangements with the firm will be synchronized with institutional pricing schedules.

For most clients, this change will result in somewhat lower overall costs, as the elimination of transaction charges more than offset somewhat higher asset-base fees. Thus, the restructuring will restrain revenue growth in this business, this business, not the firm overall, by about one percent or so. It will, however, also reduce the businesses short-run revenue volatility, which has occasionally been pretty meaningful as third quarter results demonstrated.

Displays 17 and 18 go on to summarize the flows by all three channels and provide a bit more detail about their character. The common theme is that while redemptions and terminations generally sell in the third quarter from recent run rates, so did the rate of new business. While the data is not statistically persuasive, this pattern appears to owe to seasonality as opposed to any more lasting trends.

Finally, I want to touch on our Institutional Research business, as summarized on page 19. As Jerry noted, we managed to buck the generally hostile trends in industry conditions during the third quarter and posted modest year-on-year and consecutive quarterly revenue growth. Gains were made in both the U.S. and in our London operation, so we’re pretty pleased with this performance.

We’re also especially pleased with this unit’s excellent showing in the latest II poll on research quality. By all measures, our position improved, earned exclusively, as our tradition, from homegrown talent. We’re quite proud of this unit’s accomplishments.

Now it’s in keeping with the firm’s mantra, leadership and innovation and research in ways that translate to investment success for our clients. That’s what we’re here to do.

Now before taking your questions, let me touch briefly on our second announcement today, our decision to sell our cash management business to Federated Investors. This sale is consistent with our desire to focus all of our resources on research-driven services that provide clients with long-term solutions to their investment objectives. Cash management is clearly peripheral in this context. We’ll retain our competency in managing liquidity. We’ll need it for our multi-sector fixed income services, and for the purposes of managing temporary cash balances, such as in our exchange reserves facility within our mutual fund family. But beyond that, cash management has no strategic significance to this firm.

As for the financial effects, the estimated sale will result in a gain of approximately $0.03 to $0.06 per unit upon closing sometime next year. Estimated contingent payments received in the five years following the closing are expected to be similar to the businesses’ anticipated profit contribution over that span. And thus, the overall effect on earnings is expected to be immaterial. As a byproduct, however, the retail business will be simplified and its profit margin improved.

Now, for your questions.

V. Haertel

We would also like to ask our callers to limit initial questions to two to provide everyone an opportunity to ask all their questions. We welcome you to return to the queue to ask follow ups, and it is our practice to take all questions in the order in which they were received and to empty the queue before ending the call.

Moderator	Our first question is from Bill Katz with Buckingham Research.

B. Katz

I joined the call a bit late. I was wondering if you could just sort of back up, I missed your opening remarks, so maybe it was covered there, and just talk about the change in pricing. Was it just in the Private Client area, was it a broader initiative, then if you could walk through how you might see that maybe impacting volumes going forward?

L. Sanders

The change in pricing, Bill, is confined exclusively to the Private Client business. Its effects will be as we described, which is to dramatically reduce transaction charges once it’s fully implemented. We’ll roll out over a six to nine-month time frame.

And at the same time, it will drive up in that business asset-based management fees, the net of which will be every so slightly depressing to the revenue of the business. There is a benefit here to clients net/net and we think a benefit ultimately to the business in that by increasing transparency and predictability, both the clients and the firm stand to gain.

B. Katz

Just sort of curious if you could comment a little bit about the margins that you see outside the United States at this point in time. Are you at a level in terms of scale where you’re indifferent in terms of where organic growth comes from? Or could actually outside the U.S. be sort of accretive, if you will, to your returns on revenue?

L. Sanders

I’ll tell you, Bill, it’s an interesting way to frame the question. I think you should think of the company somewhat differently, however. Think of the company as having a center core of intellectual capital that’s capable of adding alpha then in a series of disciplines and across multiple asset classes pretty much everywhere in the world.  And having established a distribution presence in three key channels, once again, in almost all the important geographies of the world, that’s really the way to think about the firm’s profit structure. In the early stages of development in any geography or product, the margin will be lower, perhaps even negative. But if the basis for that service or geography is sizable, then it’s a sensible proposition and ultimately adds to the profit structure of the company. That’s really the way to think about it.

Moderator	Our next question is from Mark Constant with Lehman Brothers.

M. Constant

The AXA inflows, I think I heard in your later remarks, Lew, that the institutional flows would have still been something like modestly positive, I think you said, or something with the $5 billion. So should we presume that the AXA flows were around 4’ish or something like that?

L. Sanders	It’s a good estimate.

M. Constant

Looking at the comment that you made about the cash management sale to Federated, putting this all together here on the fly, but I believe their release said something about like $93 million in payments over the next five years at current revenue levels. Did I get that piece right so I can ask my next question?

L. Sanders	That’s their estimate.

M. Constant

But the 93 over the five years, and then if that amount of money, I mean, is it overly simplistic to think about it as one-time’s earnings? I mean, I assumed that this was obviously an extraordinarily low margin product for you. It’s certainly not a core competency, but is that a way to think of it?

L. Sanders	I think the way you should think of it, from our point of view, is that this whole transaction is immaterial to earnings net/net.

M. Constant

But I guess I phrased that poorly. From the standpoint of if the return on cash received from the buyer were the same as your profits, it would be a wash to earnings. In this case, though, it sounds like you’re saying that the contingent payments will be a wash with earnings. I’m just trying to distinguish between those two things.

L. Sanders	That’s what the language says, contingent payments.

M. Constant	And presumably thereafter it would be somewhat negative, but again, small in the grander scheme of things.

L. Sanders	I think over five years you can make the assumption that whatever costs applied to that business will have disappeared.

M. Constant	Got it.

Moderator	Our next question is from Cynthia Mayer with Merrill Lynch.

C. Mayer

Just wondering, the drop in performance fees, was that due to any particular style? And are there any implications in that for the next quarter? In other words, are there sort of watermark issues or anything like that or do you start fresh in the next quarter?

Along those lines, you mentioned the AXA assets have performance fees attached to them. Would those be coming in any particular time of year? Where would we see those?

L. Sanders

Performance fees quarter-by-quarter, Cynthia, are extremely volatile, as you know.  You should not interpret the weak showing in the third quarter as having implications at all for future quarters. And I think it’s worth reminding you and others that in the fourth quarter we accrue performance fees for the various hedge fund offerings of the firm, none of which appear during the first three quarters. And those figures can be substantial, although not predictable.

C. Mayer	On the AXA assets, are those a once a year performance fee in the fourth quarter, too?

L. Sanders	I don’t really recall the details of the arrangement, but you can assume that certainly for the first three quarters of this relationship that there will be no such fees.

Moderator	We’ll go to Greg Mason with AG Edwards.

G. Mason

Regarding your expansion or concentration on the foreign clients and leveraging your intellectual capital in that area, are there going to be any new labor capital costs or property capital requirements to leverage your intellectual capital in those areas?

L. Sanders

We’ve incurred almost all of them already. That infrastructure is in place and it will need to grow as the client base grows, but in the manner that will be quite beneficial to the firm’s profitability. I also want to stress that we haven’t lost interest in U.S. clients. I was merely pointing out that there is a large world out there and it’s less well penetrated than is the case in the U.S. As it relates to global services in particular, the number of worthy competitors is far fewer from which one might infer that our growth potential offshore is higher than here. It’s not to say we’re not optimistic about our U.S. growth rate, because we ultimately expect to continue to grow here, too.

G. Mason

Looking at this quarter versus last quarter in terms of base fees, last quarter it doesn’t appear that you broke out transaction charges, but the $10 million decline, is that primarily all related to transaction charges or was there a change in mix that lowered base fees as well?

J. Lieberman	It’s all transaction charges.

Moderator	We have a follow up from Bill Katz.

B. Katz

I just want to go back to sort of the big picture in retail and get your thoughts on are there other businesses where you might be looking to carve out that you don’t have “core competency” on? And if that’s the case, when might something like that come to fruition?

L. Sanders

There’s nothing material, Bill, of that nature. One of the things we’ve been doing is looking at every one of our joint ventures. None of them other than Australia, which is a great strategic value, really rises to the level of materiality. So, no, I don’t think you should anticipate any noteworthy dispositions that would anyway resemble what we’ve just announced today.

B. Katz	Sort of curious, in the retail area, how long should we be thinking about a recovery on the growth side and on the large cap? Is this still a multi-year situation or could this be something in 2005?

L. Sanders

Well, I’d like to believe it’s in 2005, but what we have stressed is that the likelihood is that the recovery here will be a multi-year one. While there might be some argument to see a steeper accretion, steeper recovery, I’d rather not forecast it. We’re working hard to achieve that, but our expectations remain that it will take quite awhile to turn this unit around in the United States. We really believe we’re doing the right things and you can be sure we’re going to be very persevering about it. We won’t be impatient if the recovery turns out to be multi-year. But at the moment, that’s still our expectation.

Moderator	We have a follow up from Cynthia Mayer.

C. Mayer	I’m curious whether the capital gain on the money market business will be distributed to unit holders the way the gain on the Polish sub was a couple of years ago.

J. Lieberman	Yes, it will be.

C. Mayer	What were the Regent inflows? How does it compare sequentially?

L. Sanders	We haven’t actually been disclosing the inflows there on a specific basis, but I will tell you that the inflows accelerated in the third quarter.

Moderator	We’ll go the line of John Hall with Prudential Equity Group.

J. Hall	I was wondering if you could discuss your participation in the hedge fund business. What’s the outlook there? Is that a place that you want to put more resources and emphasis on?

L. Sanders

We have, as the quarter closed, a little over $3 billion in hedge funds. In our case, you should think of them as derivatives of our core competencies in equities and in fixed income packaged in hedge fund form to amplify our alpha generating skills. Our interest in the business lies exclusively in that domain.

J. Hall

Half a year ago, there was discussion amongst regulators and the like about limiting the participation in the hedge fund industry between those who operated mutual funds. Are all your current hedge funds structured in such a way that the conflicts that were in the regulator’s eyes are not conflicts in your structures now?

L. Sanders

We believe so. Although, that’s not to say that there isn’t overlapping management of hedge funds, separate accounts and mutual funds. Because once again, remember, the way we manage money, in many cases, is a derivative of the collective contribution of analysts, portfolio managers, quantitative modelers and the like. And our hedge fund in particular are not unique entities, but instead, once again, derive from those core competencies. What we’ve established, and we’ve been very rigorous about this, is a set of systems and controls to ensure fair and equitable treatment of all clients, where the hedge funds are yet another client and look the same to those processes as any other. So we feel as if we’re managing this kind of conflict well.

J. Hall	Were you not able to participate in that business, would you view that as a material event for the firm in either monetary costs or personnel retention costs?

L. Sanders	I really don’t believe that that is a likely prospect.

Moderator	We have a follow up from Greg Mason.

G. Mason

To follow up on your comments about the strong interest you’re seeing in the growth value blend components, I just want to see, is this interest coming primarily from the institutional or are the retail clients holding on to this as well? And second, if you could just give me a quick color on how long these have been around? Are these a relatively new product for you or what the answer is there?

L. Sanders

We have launched style blend services in all of our channels. In the case of Private Client, it is our primary product offering. And indeed, it was one of the principle reasons that Alliance and Bernstein came together, to take advantage of well-established skills and disciplines that produce alpha of about the same magnitude over time, but rarely at the same time. That’s the key to understanding the value of this proposition.

Since style cycles can be quite long and quite large, style neutrality packaged this way with systematically balancing, removes that volatility from the consolidated results, while retaining the high alpha contributions from the active components of the portfolio. Moreover, style volatility, if it’s actually dramatic, increases your rebalancing gain as you buy what’s cheap and fund it with what’s expensive, and later those prices reverse. That’s the essence of this and that’s why we thought we should take this as our primary proposition to Private Clients.

Then we began to broaden our interests in proceeding with this concept in our other channels. Our wealth strategies family of multi-asset class funds is predicated on not only asset class rebalancing, but style neutrality and systematic rebalancing across that parameter as well. And those funds, we note here in our displays, are not collectively more than a billion in assets and are growing pretty much every day. And really should be seen as the platform from which we will be presenting ourselves to the retail world, because it’s the very best of this firm.

Finally, in the institutional space, as I noted in my remarks, we originally thought that this concept would gain traction principally in smaller plans where, if you will, a prepackages solution might be especially attractive. And in fact what’s happened is that solution has had its largest success in very large plans.  So if you look at the average mandate size and style blends institutionally, it’s actually well above the average for single style mandates, at least thus far. And it’s been successful in any number of iterations. In domestic style blends, that is U.S. focused; in EIFA style blends, emerging market style blends; global style blends; and it’s been appealing to clients around the world. Not in any one geography, but around the world. So we’re actually, as you can see, quite optimistic about the potential here. And I can tell you that the flow of prospects is quite substantial.

Moderator	We have a follow up from Mark Constant.

M. Constant

I just wanted to clarify a couple of things that I caught the end of. On slide four, Jerry, the explanation for the distribution to client in addition to lower average daily AUM growth, equity B shares after the semi colon. Trying to fill out that sentence in my head.

J. Lieberman	What’s happening here is that by having the lower amount of AUM for B shares, we have lower revenues...

M. Constant	Lower B share revenue on average. I got it. I just wanted to make sure I understood the comment.

J. Lieberman

Obviously more important than that is the other side of the thing on the amortization, also, because we’re not replacing all the B share sales from the bubble, but we’re getting tremendous contribution to the margins on the expense side, also.

M. Constant	I caught that. I just wanted to make sure I wasn’t missing a point of transaction or revenue change or something.

L. Sanders

I want to take this occasion to point out another effect that speaks to our cash flow as opposed to our GAAP earnings. If you look on display 32, our balance sheet estimated at 9/30 and compared to 12/31/03, you’ll see that deferred sales commissions have declined by more than $100 million. So our cash earnings are significantly higher at the moment than our GAAP earnings.

M. Constant

As an adjunct to that, particularly with receiving these proceeds from Federated now over the next few years, is there a particular alternative use of cash aside from just the pass through of ongoing earnings as cash flow, actual change of cash, I guess, during the period exceeds reported earnings?

L. Sanders	I think the latter use, that is passing through those earnings to our unit holders, has a very high appeal.

M. Constant	Potentially to exceed the sort of GAAP earnings at the LP level, maybe be that operating earnings?

L. Sanders	I don’t think you should anticipate that.

M. Constant	Last question, was there a root cause or is it just sort of the inherent volatility that we observe this period in a pretty pronounced way that caused the transaction charge decline year-over-year?

L. Sanders	You have to understand that the transaction charges in investment management accounts is entirely incidental to the investment strategies being applied.

M. Constant	It is what it is.

L. Sanders

It is what it is. It is not managed in any way. Therefore, in any quarter, for that matter over a whole year, can be either well above trend or well below trend. In the third quarter, it was not a particularly robust quarter on this parameter.

M. Constant	And you would consider this below trend, then?

L. Sanders	I would.

Moderator	We’ll go to the line of Robert Lee with KBW.

R. Lee

Real quickly, if I remember correctly, you have a fairly sizable passive business. Could you just talk about how that maybe fits into your strategy at this point? Should we be thinking that that may be another candidate, like the cash management business? Just trying to get a better feel for that.

L. Sanders

I would not compare the passive business to the cash management business. The passive business is, if you will, an extension of a structured equity business, which seeks small advantages, small alpha with extremely low tracking error. And, of course, an index is essentially the most extreme form of that strategy. And we remain in it because there are some clients who have an interest in our providing that service in a few cases alongside others. So unlike the cash management business, where there was no strategic relationship between our core clients and those clients, in this case there is. Moreover, even though the business doesn’t grow, nor do we anticipate that it will, that is the pure passive component of it, it is profitable and we actually have delivered a very fine product in that space. So we fully intend to remain in it.

R. Lee

Just as a follow up, you’ve talked about in the past with the institutional fixed income business, you have a very large fixed income business, but when you compare some of your institutional flows relative to some of the other large players who have been doing extremely well, where do you think you are in the process of investing in that business what you need to invest? How should we be thinking of that? Is that still maybe a year or two away from where you want it to be? Where do you think you stand in that process?

L. Sanders

We feel very good about the leadership of the business as well as the quality of the research teams, their breadth and capabilities, especially in credit scoring where I think we have outstanding skill, and most recently in quantitative methods in that area. We’ve been moving, as we reported to you earlier, over the past two years to tightly integrate that intellectual capital with the decision-making processes that drive our various products. We’re encouraged by the success thus far, but this, like the retail business, will take time before it gains traction in the marketplace. So, I don’t think we need important investments here. We just need patience and perseverance. I think we’re on the right track, but I wouldn’t forecast an early dramatic upturn in that business, either.

Moderator	We have no further questions at this time. I’ll turn it back for any closing comments.

V. Haertel

Thank you very much for participating on today’s call. If you have any further questions, feel free to call Investor Relations. I’m happy to take any follow up that you have. And just as a reminder, the slides are on the Web site for your viewing. Thank you very much and have a good day.

Moderator

Ladies and gentlemen, this conference will be available for replay after 8:00 p.m. EDT today through November 4th at midnight. You may access the AT&T Executive Playback Service at any time by dialing 1-800-475-6701 and entering the access code 750117. International participants may dial 320-365-3844.

That does conclude your conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.